                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A

                        UNDER THE SECURITIES EXCHANGE ACT
                                     OF 1934
                                (AMENDMENT No. 2)

                             AMKOR TECHNOLOGY, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
                         (Title of class of securities)
                                    031652100
                                 (CUSIP Number)

                                 March 15, 2002
                                 --------------
             (Date of Event Which Requires Filing of this Statement)

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

         /__/     Rule 13d-1(b)
         /__/     Rule 13d-1(c)
         /X/      Rule 13d-1(d)

The  remainder  of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and for any  subsequent  amendment  containing  information  which  would  alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the  Securities  Exchange  Act of
1934 ("Act") or otherwise  subject to the liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  see the
Notes).

1.       NAME OF REPORTING PERSON
         The Group composed of the following persons:
                  1.       James J. Kim
                  2.       Agnes C. Kim
                  3.       David D. Kim, as Trustee
                  4.       Susan Y. Kim, as Trustee
                  5.       John T. Kim, as Trustee
                  6.       John F.A. Earley, as Trustee
                  7.       David D. Kim Trust
                  8.       John T. Kim Trust
                  9.       Susan Y. Kim Trust
                  10.      Trust of Susan Y. Kim dated 4/16/98 for the
                           benefit of Alexandra Panichello
                  11.      Trust of Susan Y. Kim dated 4/16/98 for the
                           benefit of Jacqueline Panichello
                  12.      Trust of Susan Y. Kim dated 4/16/98 for the
                           benefit of Dylan Panichello
                  13.      The James and Agnes Kim Foundation, Inc.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /__/              (b)     /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Not applicable; not organized

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  73,517,677 shares, or 44.4% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  73,517,677 shares, or 44.4% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         73,517,677 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         44.4% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

1.       NAME OF REPORTING PERSON
         James J. Kim

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  21,686,186 shares, or 13.1% of the common stock outstanding

         6.       SHARED VOTING POWER
                  Not Applicable

         7.       SOLE DISPOSITIVE POWER
                  21,686,186 shares, or 13.1% of the common stock outstanding

         8.       SHARED DISPOSITIVE POWER
                  Not Applicable

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         21,686,186 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         13.1% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (IN)

1.       NAME OF REPORTING PERSON
         Agnes C. Kim

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  8,319,939 shares, or 5.0% of the common stock outstanding

         6.       SHARED VOTING POWER
                  Not Applicable

         7.       SOLE DISPOSITIVE POWER
                  8,319,939 shares, or 5.0% of the common stock outstanding

         8.       SHARED DISPOSITIVE POWER
                  Not Applicable

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         8,319,939 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.0% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (IN)

1.       NAME OF REPORTING PERSON
         David D. Kim, as Trustee

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  14,457,344 shares, or 8.7% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  14,457,344 shares, or 8.7% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         14,457,344 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         8.7% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (IN)

1.       NAME OF REPORTING PERSON
         Susan Y. Kim, as Trustee

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  43,372,032 shares, or 26.2% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  43,372,032 shares, or 26.2% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         43,372,032 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         26.2% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (IN)

1.       NAME OF REPORTING PERSON
         John T. Kim, as Trustee

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  28,914,688 shares, or 17.5% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  28,914,688 shares, or 17.5% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         28,914,688 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         17.5% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (IN)

1.       NAME OF REPORTING PERSON
         John F.A. Earley, as Trustee

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  35,172,032 shares, or 21.3% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  35,172,032 shares, or 21.3% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         35,172,032 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         21.3% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (IN)

1.       NAME OF REPORTING PERSON
         David D. Kim Trust

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  14,457,344 shares, or 8.7% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  14,457,344 shares, or 8.7% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         14,457,344 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         8.7% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

1.       NAME OF REPORTING PERSON
         John T. Kim Trust

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  14,457,344 shares, or 8.7% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  14,457,344 shares, or 8.7% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         14,457,344 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         8.7% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

1.       NAME OF REPORTING PERSON
         Susan Y. Kim Trust

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  6,257,344 shares, or 3.8% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  6,257,344 shares, or 3.8% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         6,257,344 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         3.8% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

1.       NAME OF REPORTING PERSON
         Trust of Susan Y. Kim dated 4/16/98 for the benefit of Alexandra Panichello

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  2,733,334 shares, or 1.7% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  2,733,334 shares, or 1.7% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         2,733,334 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.7% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

1.       NAME OF REPORTING PERSON
         Trust of Susan Y. Kim dated 4/16/98 for the benefit of Jacqueline Panichello

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  2,733,333 shares, or 1.7% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  2,733,333 shares, or 1.7% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         2,733,333 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.7% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

1.       NAME OF REPORTING PERSON
         Trust of Susan Y. Kim dated 4/16/98 for the benefit of Dylan Panichello

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  2,733,333 shares, or 1.7% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  2,733,333 shares, or 1.7% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         2,733,333 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.7% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

1.       NAME OF REPORTING PERSON
         The James and Agnes Kim Foundation, Inc.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  139,520 shares, or 0.1% of the common stock outstanding

         6.       SHARED VOTING POWER
                  Not applicable

         7.       SOLE DISPOSITIVE POWER
                  139,520 shares, or 0.1% of the common stock outstanding

         8.       SHARED DISPOSITIVE POWER
                  Not applicable

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         139,520 shares of the common stock outstanding

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.1% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (CO)

ITEM 1.  (a)      Name of Issuer
                           Amkor Technology, Inc.

                  (b)      Address of Issuer's Principal Executive Offices
                           1345 Enterprise Drive, West Chester, PA 19380

ITEM 2.  (a)      Name of Person Filing
                           The following persons and the Group composed of the
                           following persons:
                           1.       James J. Kim
                           2.       Agnes C. Kim
                           3.       David D. Kim, as Trustee
                           4.       Susan Y. Kim, as Trustee
                           5.       John T. Kim, as Trustee
                           6.       John F.A. Earley, as Trustee
                           7.       David D. Kim Trust
                           8.       John T. Kim Trust
                           9.       Susan Y. Kim Trust
                           10.      Trust of Susan Y. Kim dated 4/16/98 for the
                                    benefit of Alexandra Panichello
                           11.      Trust of Susan Y. Kim dated 4/16/98 for the
                                    benefit of Jacqueline Panichello
                           12.      Trust of Susan Y. Kim dated 4/16/98 for the
                                    benefit of Dylan Panichello
                           13.      The James and Agnes Kim Foundation, Inc.

                  (b)      Address of Principal Business Office, or if none,
                           Residence For each reporting person:
                           1345 Enterprise Drive
                           West Chester, PA 19380

                  (c)      Citizenship
                           Not Applicable

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number
                           031652100

ITEM 2.  (a)      Name of Person Filing
                           James J. Kim

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive
                           West Chester, PA 19380

                  (c)      Citizenship
                           United States Citizen

                  (d)      Title of Class of Securities
                           Common Stock, par value, $.001 per share

                  (e)      CUSIP Number
                           031652100

ITEM 2.  (a)      Name of Person Filing
                           Agnes C. Kim

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive
                           West Chester, PA 19380

                  (c)      Citizenship
                           United States Citizen

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number
                           031652100

ITEM 2.  (a)      Name of Person Filing
                           David D. Kim, as Trustee

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive
                           West Chester, PA 19380

                  (c)      Citizenship
                           United States Citizen

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number
                           031652100

ITEM 2.  (a)      Name of Person Filing
                           Susan Y. Kim, as Trustee

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive
                           West Chester, PA 19380

                  (c)      Citizenship
                           United States Citizen

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number
                           031652100

ITEM 2.  (a)      Name of Person Filing
                           John T. Kim, as Trustee

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive
                           West Chester, PA 19380

                  (c)      Citizenship
                           United States Citizen

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number
                           031652100

ITEM 2.  (a)      Name of Person Filing
                           John F.A. Earley, Trustee

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive
                           West Chester, PA 19380

                  (c)      Citizenship
                           United States Citizen

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number
                           031652100

ITEM 2.  (a)      Name of Person Filing
                           David D. Kim, Trust

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive
                           West Chester, PA 19380

                  (c)      Organization
                           Organized in the Commonwealth of Pennsylvania

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number
                           031652100

ITEM 2.  (a)      Name of Person Filing
                           John T. Kim Trust

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive
                           West Chester, PA 19380

                  (c)      Organization
                           Organized in the Commonwealth of Pennsylvania

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number
                           031652100

ITEM 2.  (a)      Name of Person Filing
                           Susan Y. Kim Trust

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive
                           West Chester, PA 19380

                  (c)      Organization
                           Organized in the Commonwealth of Pennsylvania

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number
                           031652100

ITEM 2.  (a)      Name of Person Filing
                           Trust of Susan Y. Kim dated 4/16/98 for the benefit
                           of Alexandra Panichello

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive
                           West Chester, PA 19380

                  (c)      Organization
                           Organized in the Commonwealth of Pennsylvania

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number
                           031652100

ITEM 2.  (a)      Name of Person Filing
                           Trust of Susan Y. Kim dated 4/16/98 for the benefit
                           of Jacqueline Panichello

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive
                           West Chester, PA 19380

                  (c)      Organization
                           Organized in the Commonwealth of Pennsylvania

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number
                           031652100

ITEM 2.  (a)      Name of Person Filing
                           Trust of Susan Y. Kim dated 4/16/98 for the benefit
                           of Dylan Panichello

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive
                           West Chester, PA 19380

                  (c)      Organization
                           Organized in the Commonwealth of Pennsylvania

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number
                           031652100

ITEM 2.  (a)      Name of Person Filing
                           The James and Agnes Kim Foundation, Inc.

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive
                           West Chester, PA 19380

                  (c)      Organization
                           Organized in the Commonwealth of Pennsylvania

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number
                           031652100

ITEM 3.  Not Applicable

ITEM 4.  OWNERSHIP

       1.       (a)      Amount Beneficially Owned
                         For each reporting person, see response to Row 9 on
                         cover page

                (b)      Percent of Class
                         For each reporting person, see response to Row 11 on
                         cover page

                (c)      Number of shares as to which such person has:
                         (i)     Sole power to vote or to direct the vote:
                                 For each reporting person, see response to Row
                                 5 on cover page

                         (ii)    Shared power to vote or to direct the vote:
                                 For each reporting person, see response to Row
                                 6 on cover page

                         (iii)   Sole power to dispose or to direct the
                                 disposition of:
                                 For each reporting person, see response to Row
                                 7 on cover page

                         (iv)    Shared power to dispose or to direct the
                                 disposition of:
                                 For each reporting person, see response to Row
                                 8 on cover page

Each  reporting  person states that the filing of this statement on Schedule 13G shall not be construed as an admission  that such  reporting  person is, for the purposes  of  section  13(d) or 13(g) of the Act,  the  beneficial  owner of the shares of common stock  reported as  beneficially  owned by the other  reporting persons in this statement on Schedule 13G.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         Not Applicable

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         See Exhibit A, attached hereto.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not Applicable

ITEM 10. CERTIFICATION

This  statement  on Schedule  13G is filed on behalf of each of the  undersigned
Persons and the Group.  After reasonable inquiry and to the best of my knowledge and belief,  each of the undersigned  persons certifies that the information set forth  in  this  statement  is  true,  complete  and  correct  in so  far as the information pertains to the undersigned.

/s/ James J. Kim*                                    February 13, 2003
------------------
James J. Kim

/s/ Agnes C. Kim*                                    February 13, 2003
-----------------
Agnes C. Kim

/s/ David D. Kim*                                    February 13, 2003
-----------------
David D. Kim, as Trustee

/s/ Susan Y. Kim*                                    February 13, 2003
-----------------
Susan Y. Kim, as Trustee

/s/ John T. Kim*                                     February 13, 2003
----------------
John T. Kim, as Trustee

/s/ John F.A. Earley*                                February 13, 2003
---------------------
John F.A. Earley, as Trustee

David D. Kim Trust                                   February 13, 2003
By: /s/ David D. Kim*
    -----------------
David D. Kim, as Trustee

John T. Kim Trust                                    February 13, 2003
By:  /s/ John T. Kim*
     ----------------
John T. Kim, as Trustee

Susan Y. Kim Trust                                   February 13, 2003
By:  /s/ Susan Y. Kim*
     -----------------
Susan Y. Kim, as Trustee

Trust of Susan Y. Kim dated 4/16/98 for              February 13, 2003
  the benefit of Alexandra Panichello
By:  /s/ Susan Y. Kim*
     -----------------
Susan Y. Kim, as Trustee

Trust of Susan Y. Kim dated 4/16/98 for              February 13, 2003
  the benefit of Jacqueline Panichello
By:  /s/ Susan Y. Kim*
     -----------------
Susan Y. Kim, as Trustee

Trust of Susan Y. Kim dated 4/16/98 for              February 13, 2003
  the benefit of Dylan Panichello
By:  /s/ Susan Y. Kim*
     -----------------
Susan Y. Kim, as Trustee

The James and Agnes Kim Foundation, Inc.             February 13, 2003
By:  /s/ Susan Y. Kim*
     -----------------
Susan Y. Kim, as Secretary

*        /s/ MEMMA S. KILGANNON                      February 13, 2003
             ------------------
         Memma S. Kilgannon, as attorney-in-fact
         for each reporting person indicated,
         pursuant to powers-of-attorney
         previously filed with the U.S.
         Securities and Exchange Commission
         or filed with the U.S. Securities and
         Exchange Commission with this filing.

                                    EXHIBIT A

     This  Agreement  made  by  the  undersigned  persons  certifies  that  each undersigned  person  agrees that the  statement  on  Schedule  13G to which this
Exhibit A is  attached  is filed on behalf  of each of them and the  Group.  The
"Group" (as defined in Rule 13d-5(b) is composed of the following persons:

                  James J. Kim
                  Agnes C. Kim
                  David D. Kim, as Trustee
                  Susan Y. Kim, as Trustee
                  John T. Kim, as Trustee
                  John F.A. Earley, as Trustee
                  David D. Kim Trust
                  John T. Kim Trust
                  Susan Y. Kim Trust
                  Trust of Susan Y. Kim dated 4/16/98 held for the
                  benefit of Alexandra Panichello
                  Trust of Susan Y. Kim dated 4/16/98 held for the
                  benefit of Jacqueline Panichello
                  Trust of Susan Y. Kim dated 4/16/98 for the
                  benefit of Dylan Panichello; and
                  The James and Agnes Kim Foundation, Inc.

     Each  undersigned  further  agrees the  information  as it pertains to each undersigned is accurate and complete and that each  undersigned has no knowledge or reason to believe that  information as it relates to the other persons making this filing is inaccurate.

/s/ James J. Kim*                                    February 13, 2003
-----------------
James J. Kim

/s/ Agnes C. Kim*                                    February 13, 2003
-----------------
Agnes C. Kim

/s/ David D. Kim*                                    February 13, 2003
-----------------
David D. Kim, as Trustee

/s/ Susan Y. Kim*                                    February 13, 2003
-----------------
Susan Y. Kim, as Trustee

/s/ John T. Kim*                                     February 13, 2003
----------------
John T. Kim, as Trustee

/s/ John F.A. Earley*                                February 13, 2003
---------------------
John F.A. Earley, as Trustee

David D. Kim Trust                                   February 13, 2003
By:  /s/ David D. Kim*
     -----------------
David D. Kim, as Trustee

John T. Kim Trust                                    February 13, 2003
By:  /s/ John T. Kim*
     ----------------
John T. Kim, as Trustee

Susan Y. Kim Trust                                   February 13, 2003
By:  /s/ Susan Y. Kim*
     -----------------
Susan Y. Kim, as Trustee

Trust of Susan Y. Kim dated 4/16/98 for              February 13, 2003
  the benefit of Alexandra Panichello
By:  /s/ Susan Y. Kim*
     -----------------
Susan Y. Kim, as Trustee

Trust of Susan Y. Kim dated 4/16/98 for              February 13, 2003
  the benefit of Jacqueline Panichello
By:  /s/ Susan Y. Kim*
     -----------------
Susan Y. Kim, as Trustee

Trust of Susan Y. Kim dated 4/16/98 for              February 13, 2003
  the benefit of Dylan Panichello
By:  /s/ Susan Y. Kim*
     -----------------
Susan Y. Kim, as Trustee

The James and Agnes Kim Foundation, Inc.             February 13, 2003
By:  /s/ Susan Y. Kim*
     -----------------
Susan Y. Kim, as Secretary

*        /s/  MEMMA S. KILGANNON                     February 13, 2003
              ------------------
         Memma S. Kilgannon, as attorney-in-fact
         for each reporting person indicated,
         pursuant to powers-of-attorney
         previously filed with the U.S.
         Securities and Exchange Commission
         or filed with the U.S. Securities and
         Exchange Commission with this filing.

                                   Exhibit B

                                     NOTICE

     THE PURPOSE OF THIS POWER OF  ATTORNEY IS TO GIVE THE PERSON YOU  DESIGNATE
(YOUR "AGENT")  BROAD POWERS TO ACT ON YOUR BEHALF WITH THE U.S.  SECURITIES AND
EXCHANGE COMMISSION (THE "COMMISSION"),  WHICH MAY INCLUDE,  BUT ARE NOT LIMITED
TO, POWERS TO FILE FORMS 3, 4, AND 5, AND ANY AMENDMENTS  THERETO,  OR SCHEDULES
13D OR  SCHEDULES  13G,  AND ANY  AMENDMENTS  THERETO  IN  ACCORDANCE  WITH  THE
SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, AND TO PERFORM ANY AND ALL ACTS
THE AGENT DEEMS  NECESSARY TO ENABLE THE  UNDERSIGNED  PERSON TO COMPLY WITH THE
APPLICABLE  LAWS OF THE UNITED STATES WITHOUT  ADVANCE NOTICE TO YOU OR APPROVAL
BY YOU.

     THIS POWER OF  ATTORNEY  DOES NOT  IMPOSE A DUTY ON YOUR AGENT TO  EXERCISE
GRANTED POWERS,  BUT WHEN POWERS ARE EXERCISED,  YOUR AGENT MUST USE DUE CARE TO
ACT FOR YOUR BENEFIT AND IN ACCORDANCE WITH THIS POWER OF ATTORNEY.

     YOUR AGENT MAY  EXERCISE THE POWERS GIVEN HERE  THROUGHOUT  YOUR  LIFETIME,
EVEN AFTER YOU BECOME INCAPACITATED,  UNLESS YOU EXPRESSLY LIMIT THE DURATION OF
THESE  POWERS  OR YOU  REVOKE  THESE  POWERS OR A COURT  ACTING  ON YOUR  BEHALF
TERMINATES YOUR AGENT'S AUTHORITY.

         YOUR AGENT MUST KEEP YOUR FUNDS SEPARATE FROM YOUR AGENT'S FUNDS.

     A COURT CAN TAKE AWAY THE  POWERS OF YOUR  AGENT IF IT FINDS  YOUR AGENT IS
NOT ACTING PROPERLY.

     THE POWERS AND DUTIES OF AN AGENT UNDER A POWER OF ATTORNEY  ARE  EXPLAINED
MORE FULLY IN 20 PA.C.S. CH. 56.

     IF THERE IS ANYTHING ABOUT THIS FORM THAT YOU DO NOT UNDERSTAND, YOU SHOULD
ASK A LAWYER OF YOUR OWN CHOOSING TO EXPLAIN IT TO YOU.

     I HAVE  READ  OR HAD  EXPLAINED  TO ME THIS  NOTICE  AND I  UNDERSTAND  ITS
CONTENTS.

                          NAME                              DATE

Trust of Susan Y. Kim dated 4/16/98 for the benefit of
Alexandra Panichello

By: /s/ Susan Y. Kim                                        February 13, 2003
    ----------------
Name:  Susan Y. Kim
Title:    Trustee

                                POWER OF ATTORNEY

     Know all by these  presents,  that Susan Y. Kim, as Trustee of the Susan Y.
Kim Trust of 1986 for the benefit of Alexandra  Panichello,  hereby  constitutes and appoints Memma S. Kilgannon the true and lawful  attorney-in-fact  and agent of the Susan Y. Kim Trust of 1986 for the benefit of Alexandra  Panichello  with authority to:

     (1)  Execute  for and on  behalf  of the Susan Y. Kim Trust of 1986 for the benefit of Alexandra Panichello as the beneficial owner (as defined in
          Section 13(d) of the Securities  Exchange Act of 1934, as amended (the
          "1934 Act"),  and the rules  thereunder)  of more than five percent or ten percent of one or more of the classes of equity  securities issued by Electronics Boutique Holdings Corp. or Amkor Technology,  Inc. (the
          "Companies"),  Forms  3, 4,  and 5,  and any  amendments  thereto,  in accordance with Section 16(a) of the 1934 Act and the rules thereunder or Schedules  13D or Schedules  13G, and any  amendments  thereto,  in accordance  with Section 13(d) and 13(g) of the 1934 Act and the rules thereunder;

     (2)  Do and perform  any and all acts for and on behalf of the  undersigned which may be  necessary  or desirable to complete and execute any such
          Form 3, 4, and 5 and Schedule 13D and Schedule 13G, and any amendments thereto  and to  timely  file  such  form or  schedule,  or  amendment thereto, with the United States Securities and Exchange Commission and
          any stock exchange or similar authority; and

     (3)  Take any other action of any type  whatsoever in  connection  with the foregoing  which, in the opinion of such  attorney-in-fact,  may be of benefit  to, in the best  interest  of, or  legally  required  by, the undersigned,  it being understood that the documents  executed by such attorney-in-fact  on behalf of the undersigned  pursuant to this Power of  Attorney  shall be in such form and shall  contain  such terms and
          conditions   as   such    attorney-in-fact   may   approve   in   such
          attorney-in-fact's discretion.

     The undersigned,  as Trustee,  hereby grants to such  attorney-in-fact full power and  authority  to do and perform  any and every act and thing  whatsoever requisite,  necessary, or proper to be done in the exercise of any of the rights and  powers  herein  granted,  as  fully  to all  intents  and  purposes  as the undersigned  might  or  could  do if  personally  present,  with  full  power of substitution  or  revocation,  hereby  ratifying  and  confirming  all that such attorney-in-fact,  or such attorney-in-fact's  substitute or substitutes,  shall lawfully  do or cause to be done by virtue  of this  power of  attorney  and the rights  and  powers  herein  granted.  The  undersigned  acknowledges  that  the foregoing  attorney-in-fact,  in serving in such  capacity at the request of the undersigned,  is not assuming,  nor is either of the Companies assuming,  any of the undersigned's  responsibilities to comply with Sections 13 or 16 of the 1934
Act or the rules thereunder.

     This Power of  Attorney  shall  remain in full  force and effect  until the undersigned  is no longer  required to file Forms 3, 4, and 5,  Schedules 13D or
Schedules  13G, or any  amendments  thereto,  with respect to the  undersigned's holdings of and  transactions  in securities  issued by either of the Companies, unless earlier revoked by the  undersigned in a signed writing  delivered to the foregoing attorney-in-fact.

     The  undersigned  hereby  revokes  all  powers  of  attorney  which  he has heretofore granted regarding the subject matter hereof.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 13th day of February 2003.

                                      Susan Y. Kim Trust of 1986 for the
                                      benefit of Alexandra Panichello

                                      By: /s/ Susan Y. Kim
                                          ----------------
                                      Name:    Susan Y. Kim
                                      Title:   Trustee

                                 ACKNOWLEDGMENT

     I, Memma S. Kilgannon,  have read the attached power of attorney and am the person identified as the agent for the principal.  I hereby  acknowledge that in the absence of a specific  provision to the contrary in the power of attorney or in 20 Pa.C.S. when I act as agent:

     I shall exercise the powers for the benefit of the principal.

     I shall keep the assets of the principal separate from my assets.

     I shall exercise reasonable caution and prudence.

     I shall  keep a full and  accurate  record of all  actions,  receipts,  and disbursements on behalf of the principal.

Date: February 13, 2003

                                                     /s/ Memma S. Kilgannon
                                                     ----------------------
                                                     Memma S. Kilgannon

                                     NOTICE

     THE PURPOSE OF THIS POWER OF  ATTORNEY IS TO GIVE THE PERSON YOU  DESIGNATE
(YOUR "AGENT")  BROAD POWERS TO ACT ON YOUR BEHALF WITH THE U.S.  SECURITIES AND
EXCHANGE COMMISSION (THE "COMMISSION"),  WHICH MAY INCLUDE,  BUT ARE NOT LIMITED
TO, POWERS TO FILE FORMS 3, 4, AND 5, AND ANY AMENDMENTS  THERETO,  OR SCHEDULES
13D OR  SCHEDULES  13G,  AND ANY  AMENDMENTS  THERETO  IN  ACCORDANCE  WITH  THE
SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, AND TO PERFORM ANY AND ALL ACTS
THE AGENT DEEMS  NECESSARY TO ENABLE THE  UNDERSIGNED  PERSON TO COMPLY WITH THE
APPLICABLE  LAWS OF THE UNITED STATES WITHOUT  ADVANCE NOTICE TO YOU OR APPROVAL
BY YOU.

     THIS POWER OF  ATTORNEY  DOES NOT  IMPOSE A DUTY ON YOUR AGENT TO  EXERCISE
GRANTED POWERS,  BUT WHEN POWERS ARE EXERCISED,  YOUR AGENT MUST USE DUE CARE TO
ACT FOR YOUR BENEFIT AND IN ACCORDANCE WITH THIS POWER OF ATTORNEY.

     YOUR AGENT MAY  EXERCISE THE POWERS GIVEN HERE  THROUGHOUT  YOUR  LIFETIME,
EVEN AFTER YOU BECOME INCAPACITATED,  UNLESS YOU EXPRESSLY LIMIT THE DURATION OF
THESE  POWERS  OR YOU  REVOKE  THESE  POWERS OR A COURT  ACTING  ON YOUR  BEHALF
TERMINATES YOUR AGENT'S AUTHORITY.

     YOUR AGENT MUST KEEP YOUR FUNDS SEPARATE FROM YOUR AGENT'S FUNDS.

     A COURT CAN TAKE AWAY THE  POWERS OF YOUR  AGENT IF IT FINDS  YOUR AGENT IS
NOT ACTING PROPERLY.

     THE POWERS AND DUTIES OF AN AGENT UNDER A POWER OF ATTORNEY  ARE  EXPLAINED
MORE FULLY IN 20 PA.C.S. CH. 56.

     IF THERE IS ANYTHING ABOUT THIS FORM THAT YOU DO NOT UNDERSTAND, YOU SHOULD
ASK A LAWYER OF YOUR OWN CHOOSING TO EXPLAIN IT TO YOU.

     I HAVE  READ  OR HAD  EXPLAINED  TO ME THIS  NOTICE  AND I  UNDERSTAND  ITS
CONTENTS.

                          NAME                             DATE

Trust of Susan Y. Kim dated 4/16/98
for the benefit of Jacqueline Panichello

By: /s/ Susan Y. Kim                                       February 13, 2003
    ----------------
Name:  Susan Y. Kim
Title:    Trustee

                                POWER OF ATTORNEY

     Know all by these  presents,  that Susan Y. Kim, as Trustee of the Susan Y.
Kim Trust of 1986 for the benefit of Jacqueline  Panichello,  hereby constitutes and appoints Memma S. Kilgannon the true and lawful  attorney-in-fact  and agent of the Susan Y. Kim Trust of 1986 for the benefit of Jacqueline  Panichello with authority to:

     (1)  Execute  for and on  behalf  of the Susan Y. Kim Trust of 1986 for the benefit of Jacqueline  Panichello as the beneficial  owner (as defined in Section  13(d) of the  Securities  Exchange Act of 1934, as amended
          (the "1934 Act"), and the rules  thereunder) of more than five percent or ten  percent  of one or more of the  classes  of equity  securities issued by Electronics  Boutique  Holdings  Corp. or Amkor  Technology,
          Inc. (the "Companies"), Forms 3, 4, and 5, and any amendments thereto, in  accordance  with  Section  16(a)  of the  1934  Act and the  rules thereunder  or  Schedules  13D or Schedules  13G,  and any  amendments thereto,  in  accordance  with Section 13(d) and 13(g) of the 1934 Act and the rules thereunder;

     (2)  Do and perform  any and all acts for and on behalf of the  undersigned which may be  necessary  or desirable to complete and execute any such
          Form 3, 4, and 5 and Schedule 13D and Schedule 13G, and any amendments thereto  and to  timely  file  such  form or  schedule,  or  amendment thereto, with the United States Securities and Exchange Commission and
          any stock exchange or similar authority; and

     (3)  Take any other action of any type  whatsoever in  connection  with the foregoing  which, in the opinion of such  attorney-in-fact,  may be of benefit  to, in the best  interest  of, or  legally  required  by, the undersigned,  it being understood that the documents  executed by such attorney-in-fact  on behalf of the undersigned  pursuant to this Power of  Attorney  shall be in such form and shall  contain  such terms and
          conditions   as   such    attorney-in-fact   may   approve   in   such
          attorney-in-fact's discretion.

     The undersigned,  as Trustee,  hereby grants to such  attorney-in-fact full power and  authority  to do and perform  any and every act and thing  whatsoever requisite,  necessary, or proper to be done in the exercise of any of the rights and  powers  herein  granted,  as  fully  to all  intents  and  purposes  as the undersigned  might  or  could  do if  personally  present,  with  full  power of substitution  or  revocation,  hereby  ratifying  and  confirming  all that such attorney-in-fact,  or such attorney-in-fact's  substitute or substitutes,  shall lawfully  do or cause to be done by virtue  of this  power of  attorney  and the rights  and  powers  herein  granted.  The  undersigned  acknowledges  that  the foregoing  attorney-in-fact,  in serving in such  capacity at the request of the undersigned,  is not assuming,  nor is either of the Companies assuming,  any of the undersigned's  responsibilities to comply with Sections 13 or 16 of the 1934
Act or the rules thereunder.

     This Power of  Attorney  shall  remain in full  force and effect  until the undersigned  is no longer  required to file Forms 3, 4, and 5,  Schedules 13D or
Schedules  13G, or any  amendments  thereto,  with respect to the  undersigned's holdings of and  transactions  in securities  issued by either of the Companies, unless earlier revoked by the  undersigned in a signed writing  delivered to the foregoing attorney-in-fact.

     The  undersigned  hereby  revokes  all  powers  of  attorney  which  he has heretofore granted regarding the subject matter hereof.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 13th day of February 2003.

                                      Susan Y. Kim Trust of 1986 for the
                                      benefit of Jacqueline Panichello

                                      By: /s/ Susan Y. Kim
                                          ----------------
                                      Name:    Susan Y. Kim
                                      Title:   Trustee

                                 ACKNOWLEDGMENT

     I, Memma S. Kilgannon,  have read the attached power of attorney and am the person identified as the agent for the principal.  I hereby  acknowledge that in the absence of a specific  provision to the contrary in the power of attorney or in 20 Pa.C.S. when I act as agent:

     I shall exercise the powers for the benefit of the principal.

     I shall keep the assets of the principal separate from my assets.

     I shall exercise reasonable caution and prudence.

     I shall  keep a full and  accurate  record of all  actions,  receipts,  and disbursements on behalf of the principal.

Date: February 13, 2003

                                                     /s/ Memma S. Kilgannon
                                                         ------------------
                                                     Memma S. Kilgannon

                                     NOTICE

     THE PURPOSE OF THIS POWER OF  ATTORNEY IS TO GIVE THE PERSON YOU  DESIGNATE
(YOUR "AGENT")  BROAD POWERS TO ACT ON YOUR BEHALF WITH THE U.S.  SECURITIES AND
EXCHANGE COMMISSION (THE "COMMISSION"),  WHICH MAY INCLUDE,  BUT ARE NOT LIMITED
TO, POWERS TO FILE FORMS 3, 4, AND 5, AND ANY AMENDMENTS  THERETO,  OR SCHEDULES
13D OR  SCHEDULES  13G,  AND ANY  AMENDMENTS  THERETO  IN  ACCORDANCE  WITH  THE
SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, AND TO PERFORM ANY AND ALL ACTS
THE AGENT DEEMS  NECESSARY TO ENABLE THE  UNDERSIGNED  PERSON TO COMPLY WITH THE
APPLICABLE  LAWS OF THE UNITED STATES WITHOUT  ADVANCE NOTICE TO YOU OR APPROVAL
BY YOU.

     THIS POWER OF  ATTORNEY  DOES NOT  IMPOSE A DUTY ON YOUR AGENT TO  EXERCISE
GRANTED POWERS,  BUT WHEN POWERS ARE EXERCISED,  YOUR AGENT MUST USE DUE CARE TO
ACT FOR YOUR BENEFIT AND IN ACCORDANCE WITH THIS POWER OF ATTORNEY.

     YOUR AGENT MAY  EXERCISE THE POWERS GIVEN HERE  THROUGHOUT  YOUR  LIFETIME,
EVEN AFTER YOU BECOME INCAPACITATED,  UNLESS YOU EXPRESSLY LIMIT THE DURATION OF
THESE  POWERS  OR YOU  REVOKE  THESE  POWERS OR A COURT  ACTING  ON YOUR  BEHALF
TERMINATES YOUR AGENT'S AUTHORITY.

     YOUR AGENT MUST KEEP YOUR FUNDS SEPARATE FROM YOUR AGENT'S FUNDS.

     A COURT CAN TAKE AWAY THE  POWERS OF YOUR  AGENT IF IT FINDS  YOUR AGENT IS
NOT ACTING PROPERLY.

     THE POWERS AND DUTIES OF AN AGENT UNDER A POWER OF ATTORNEY  ARE  EXPLAINED
MORE FULLY IN 20 PA.C.S. CH. 56.

     IF THERE IS ANYTHING ABOUT THIS FORM THAT YOU DO NOT UNDERSTAND, YOU SHOULD
ASK A LAWYER OF YOUR OWN CHOOSING TO EXPLAIN IT TO YOU.

     I HAVE  READ  OR HAD  EXPLAINED  TO ME THIS  NOTICE  AND I  UNDERSTAND  ITS
CONTENTS.

                          NAME                             DATE

Trust of Susan Y. Kim dated 4/16/98 for the
benefit of Dylan Panichello

By: /s/ Susan Y. Kim                                       February 13, 2003
    ----------------
Name:  Susan Y. Kim
Title:    Trustee

                                POWER OF ATTORNEY

     Know all by these  presents,  that Susan Y. Kim, as Trustee of the Susan Y.
Kim Trust of 1986 for the benefit of Dylan  Panichello,  hereby  constitutes and appoints  Memma S. Kilgannon the true and lawful  attorney-in-fact  and agent of the  Susan  Y.  Kim  Trust of 1986 for the  benefit  of  Dylan  Panichello  with authority to:

     (1)  Execute  for and on  behalf  of the Susan Y. Kim Trust of 1986 for the benefit of Dylan  Panichello  as the  beneficial  owner (as defined in
          Section 13(d) of the Securities  Exchange Act of 1934, as amended (the
          "1934 Act"),  and the rules  thereunder)  of more than five percent or ten percent of one or more of the classes of equity  securities issued by Electronics Boutique Holdings Corp. or Amkor Technology,  Inc. (the
          "Companies"),  Forms  3, 4,  and 5,  and any  amendments  thereto,  in accordance with Section 16(a) of the 1934 Act and the rules thereunder or Schedules  13D or Schedules  13G, and any  amendments  thereto,  in accordance  with Section 13(d) and 13(g) of the 1934 Act and the rules thereunder;

     (2)  Do and perform  any and all acts for and on behalf of the  undersigned which may be  necessary  or desirable to complete and execute any such
          Form 3, 4, and 5 and Schedule 13D and Schedule 13G, and any amendments thereto  and to  timely  file  such  form or  schedule,  or  amendment thereto, with the United States Securities and Exchange Commission and
          any stock exchange or similar authority; and

     (3)  Take any other action of any type  whatsoever in  connection  with the foregoing  which, in the opinion of such  attorney-in-fact,  may be of benefit  to, in the best  interest  of, or  legally  required  by, the undersigned,  it being understood that the documents  executed by such attorney-in-fact  on behalf of the undersigned  pursuant to this Power of  Attorney  shall be in such form and shall  contain  such terms and
          conditions   as   such    attorney-in-fact   may   approve   in   such
          attorney-in-fact's discretion.

     The undersigned,  as Trustee,  hereby grants to such  attorney-in-fact full power and  authority  to do and perform  any and every act and thing  whatsoever requisite,  necessary, or proper to be done in the exercise of any of the rights and  powers  herein  granted,  as  fully  to all  intents  and  purposes  as the undersigned  might  or  could  do if  personally  present,  with  full  power of substitution  or  revocation,  hereby  ratifying  and  confirming  all that such attorney-in-fact,  or such attorney-in-fact's  substitute or substitutes,  shall lawfully  do or cause to be done by virtue  of this  power of  attorney  and the rights  and  powers  herein  granted.  The  undersigned  acknowledges  that  the foregoing  attorney-in-fact,  in serving in such  capacity at the request of the undersigned,  is not assuming,  nor is either of the Companies assuming,  any of the undersigned's  responsibilities to comply with Sections 13 or 16 of the 1934
Act or the rules thereunder.

     This Power of  Attorney  shall  remain in full  force and effect  until the undersigned  is no longer  required to file Forms 3, 4, and 5,  Schedules 13D or
Schedules  13G, or any  amendments  thereto,  with respect to the  undersigned's holdings of and  transactions  in securities  issued by either of the Companies, unless earlier revoked by the  undersigned in a signed writing  delivered to the foregoing attorney-in-fact.

     The  undersigned  hereby  revokes  all  powers  of  attorney  which  he has heretofore granted regarding the subject matter hereof.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 13th day of February 2003.

                                      Susan Y. Kim Trust of 1986 for the
                                      benefit of Dylan Panichello

                                      By: /s/ Susan Y. Kim
                                          ----------------
                                      Name:    Susan Y. Kim
                                      Title:   Trustee

                                 ACKNOWLEDGMENT

     I, Memma S. Kilgannon,  have read the attached power of attorney and am the person identified as the agent for the principal.  I hereby  acknowledge that in the absence of a specific  provision to the contrary in the power of attorney or in 20 Pa.C.S. when I act as agent:

     I shall exercise the powers for the benefit of the principal.

     I shall keep the assets of the principal separate from my assets.

     I shall exercise reasonable caution and prudence.

     I shall  keep a full and  accurate  record of all  actions,  receipts,  and disbursements on behalf of the principal.

Date: February 13, 2003

                                                     /s/ Memma S. Kilgannon
                                                     ----------------------
                                                     Memma S. Kilgannon

                                     NOTICE

     THE PURPOSE OF THIS POWER OF  ATTORNEY IS TO GIVE THE PERSON YOU  DESIGNATE
(YOUR "AGENT")  BROAD POWERS TO ACT ON YOUR BEHALF WITH THE U.S.  SECURITIES AND
EXCHANGE COMMISSION (THE "COMMISSION"),  WHICH MAY INCLUDE,  BUT ARE NOT LIMITED
TO, POWERS TO FILE FORMS 3, 4, AND 5, AND ANY AMENDMENTS  THERETO,  OR SCHEDULES
13D OR  SCHEDULES  13G,  AND ANY  AMENDMENTS  THERETO  IN  ACCORDANCE  WITH  THE
SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, AND TO PERFORM ANY AND ALL ACTS
THE AGENT DEEMS  NECESSARY TO ENABLE THE  UNDERSIGNED  PERSON TO COMPLY WITH THE
APPLICABLE  LAWS OF THE UNITED STATES WITHOUT  ADVANCE NOTICE TO YOU OR APPROVAL
BY YOU.

     THIS POWER OF  ATTORNEY  DOES NOT  IMPOSE A DUTY ON YOUR AGENT TO  EXERCISE
GRANTED POWERS,  BUT WHEN POWERS ARE EXERCISED,  YOUR AGENT MUST USE DUE CARE TO
ACT FOR YOUR BENEFIT AND IN ACCORDANCE WITH THIS POWER OF ATTORNEY.

     YOUR AGENT MAY  EXERCISE THE POWERS GIVEN HERE  THROUGHOUT  YOUR  LIFETIME,
EVEN AFTER YOU BECOME INCAPACITATED,  UNLESS YOU EXPRESSLY LIMIT THE DURATION OF
THESE  POWERS  OR YOU  REVOKE  THESE  POWERS OR A COURT  ACTING  ON YOUR  BEHALF
TERMINATES YOUR AGENT'S AUTHORITY.

     YOUR AGENT MUST KEEP YOUR FUNDS SEPARATE FROM YOUR AGENT'S FUNDS.

     A COURT CAN TAKE AWAY THE  POWERS OF YOUR  AGENT IF IT FINDS  YOUR AGENT IS
NOT ACTING PROPERLY.

     THE POWERS AND DUTIES OF AN AGENT UNDER A POWER OF ATTORNEY  ARE  EXPLAINED
MORE FULLY IN 20 PA.C.S. CH. 56.

     IF THERE IS ANYTHING ABOUT THIS FORM THAT YOU DO NOT UNDERSTAND, YOU SHOULD
ASK A LAWYER OF YOUR OWN CHOOSING TO EXPLAIN IT
TO YOU.

     I HAVE  READ  OR HAD  EXPLAINED  TO ME THIS  NOTICE  AND I  UNDERSTAND  ITS
CONTENTS.

                          NAME                       DATE
The James and Agnes Kim Foundation, Inc.

By:  /s/ Susan Y. Kim                                February 13, 2003
Name:  Susan Y. Kim
Title:    Secretary

                                POWER OF ATTORNEY

     Know all by these  presents,  that Susan Y. Kim, as  Secretary of The James and Agnes  Kim  Foundation,  Inc.,  hereby  constitutes  and  appoints  Memma S.
Kilgannon the true and lawful  attorney-in-fact and agent of The James and Agnes
Kim Foundation, Inc. with authority to:

     (1)  Execute for and on behalf of The James and Agnes Kim Foundation,  Inc.
          as the beneficial owner (as defined in Section 13(d) of the Securities
          Exchange  Act of 1934,  as  amended  (the "1934  Act"),  and the rules thereunder) of more than five percent or ten percent of one or more of the  classes  of  equity  securities  issued by  Electronics  Boutique
          Holdings Corp. (the "Company"),  Forms 3, 4, and 5, and any amendments thereto,  in  accordance  with  Section  16(a) of the 1934 Act and the rules thereunder or Schedules 13D or Schedules 13G, and any amendments thereto,  in  accordance  with Section 13(d) and 13(g) of the 1934 Act and the rules thereunder;

     (2)  Do and perform  any and all acts for and on behalf of the  undersigned which may be  necessary  or desirable to complete and execute any such
          Form 3, 4, and 5 and Schedule 13D and Schedule 13G, and any amendments thereto  and to  timely  file  such  form or  schedule,  or  amendment thereto, with the United States Securities and Exchange Commission and
          any stock exchange or similar authority; and

     (3)  Take any other action of any type  whatsoever in  connection  with the foregoing  which, in the opinion of such  attorney-in-fact,  may be of benefit  to, in the best  interest  of, or  legally  required  by, the undersigned,  it being understood that the documents  executed by such attorney-in-fact  on behalf of the undersigned  pursuant to this Power of  Attorney  shall be in such form and shall  contain  such terms and
          conditions   as   such    attorney-in-fact   may   approve   in   such
          attorney-in-fact's discretion.

     The undersigned,  as Secretary, hereby grants to such attorney-in-fact full power and  authority  to do and perform  any and every act and thing  whatsoever requisite,  necessary, or proper to be done in the exercise of any of the rights and  powers  herein  granted,  as  fully  to all  intents  and  purposes  as the undersigned  might  or  could  do if  personally  present,  with  full  power of substitution  or  revocation,  hereby  ratifying  and  confirming  all that such attorney-in-fact,  or such attorney-in-fact's  substitute or substitutes,  shall lawfully  do or cause to be done by virtue  of this  power of  attorney  and the rights  and  powers  herein  granted.  The  undersigned  acknowledges  that  the foregoing  attorney-in-fact,  in serving in such  capacity at the request of the undersigned,  is  not  assuming,  nor  is  the  Company  assuming,  any  of  the undersigned's  responsibilities to comply with Sections 13 or 16 of the 1934 Act or the rules thereunder.

     This Power of  Attorney  shall  remain in full  force and effect  until the undersigned  is no longer  required to file Forms 3, 4, and 5,  Schedules 13D or
Schedules  13G, or any  amendments  thereto,  with respect to the  undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked  by the  undersigned  in a signed  writing  delivered  to the  foregoing attorney-in-fact.

     The  undersigned  hereby  revokes  all  powers  of  attorney  which  he has heretofore granted regarding the subject matter hereof.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 13th day of February 2003.

                                       The James and Agnes Kim Foundation, Inc.

                                       By: /s/ Susan Y. Kim
                                       Name:    Susan Y. Kim
                                       Title:   Secretary

                                 ACKNOWLEDGMENT

     I, Memma S. Kilgannon,  have read the attached power of attorney and am the person identified as the agent for the principal.  I hereby  acknowledge that in the absence of a specific  provision to the contrary in the power of attorney or in 20 Pa.C.S. when I act as agent:

     I shall exercise the powers for the benefit of the principal.

     I shall keep the assets of the principal separate from my assets.

     I shall exercise reasonable caution and prudence.

     I shall  keep a full and  accurate  record of all  actions,  receipts,  and disbursements on behalf of the principal.

Date: February 13, 2003

                                                     /s/ Memma S. Kilgannon
                                                     Memma S. Kilgannon